EXHIBIT 99.1

Investor Contact:
Vishal Makhijan
Inktomi Corporation
(650) 653-2800
vishalm@inktomi.com

Media Contact:
Jill Reed
Inktomi Corporation
(650) 653-4699
jreed@inktomi.com

Inktomi Acquires Content Bridge Assets from Adero
Leading Internet Infrastructure Software Company to Become Operator of Content Bridge Alliance Services

             FOSTER CITY, Calif., January 5, 2001 — Inktomi Corp. (NASDAQ: INKT), developer of scalable Internet infrastructure software, today announced that it has acquired various business assets of Adero relating to billing, settlement and traffic reporting and has licensed other related technologies from Adero. With this transaction Inktomi assumes the role of operator for Content Bridge™ alliance services and is positioned to accelerate the rollout and deployment of content peering capabilities. Content Bridge is an alliance of technology and network service providers formed to enable cross-network content distribution and speed the delivery of content from the point of origin to end users.

             With Inktomi’s strong foundation in delivering network infrastructure solutions, the company brings extensive expertise to the role of operator for Content Bridge alliance services. The addition of Adero’s billing and settlement technologies to Inktomi’s leading Internet infrastructure software creates a foundation to enable content peering between multiple service provider networks and extends Inktomi’s role as a core technology enabler for fast, efficient content distribution. Content peering provides highly scalable delivery of rich content from content providers, across multiple networks, to content consumers at the point of Internet access. As the operator of Content Bridge alliance services, Inktomi will facilitate content delivery and updates across all member networks and provide centralized billing and settlement services for cross-network transactions.

             “With the addition of Adero’s billing, settlement and traffic reporting technologies, Inktomi will broaden its reach in the content distribution market by adding core enabling technology to facilitate content internetworking,” said David Peterschmidt, president and chief executive officer of Inktomi. “Inktomi’s mission since its inception has been to build intelligence and efficiency into networks. With this new technology, we intend to deliver additional value to service providers by accelerating their ability to participate in the next generation of network cooperation on the Internet.”

             “Inktomi’s proven leadership in the Internet infrastructure arena and close working relationships with the alliance members provides a strong foundation to serve as operator for Content Bridge alliance services,” said Jonathan Crane, chief executive officer of Adero. “At the same time, today’s announcement marks a re-focusing of Adero on the company’s flagship CDN services. With Adero’s foothold in the content distribution market, we have made the decision to focus our service offerings exclusively on this opportunity. We will remain an active member of the Content Bridge alliance and will use it to establish a truly global reach for our content provider customers.”

             “Today’s announcement provides Exodus® and Inktomi with a new opportunity to further expand our long-standing business r elationship,” said Ellen M. Hancock, chairman and chief executive officer of Exodus. “Exodus continues to support Content Bridge’s content peering model as it provides one of the most scalable, innovative methods of distributing content and enables Exodus to bring additional value to our customers.”

             Under terms of the agreement between Inktomi and Adero, Inktomi purchased business assets and technologies, licensed software and other intellectual property and assumed contracts related to the role of operator of Content Bridge from Adero for $23.5 million in cash and will assume certain operational liabilities. Inktomi anticipates integrating the acquired assets into its Content Bridge operations with various employees of Adero joining Inktomi. The acquisition is not expected to have a significant impact on the ongoing results of operations of Inktomi in fiscal 2001.

About Inktomi

             Based in Foster City, Calif., Inktomi develops and markets scalable infrastructure software that is essential to the Internet. Inktomi’s business is divided into Network Products, comprised of industry leading solutions for network caching, content distribution, and media broadcasting; Search Solutions, providing search and content classification products and services to Internet portals, destination sites and enterprises; Commerce Engine, consisting of product search and merchandising services; and Wireless technologies. Inktomi’s customer and strategic partner base includes leading companies such as America Online, AT&T, Excite@Home, Intel, iWon, Merrill Lynch, Madge.web, Microsoft, Nokia, RealNetworks, Sun Microsystems, and Yahoo! The company has offices in North America, Asia and Europe. For more information visit http://www.inktomi.com/.

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             This press release contains forward-looking statements that involve risks and uncertainties. When used in this press release, the words “ will”, “intends”, “anticipates” and “expects” identify forward looking statements. Actual results may differ materially from the results predicted and reported results should not be considered an indication of future performance. The potential risks and uncertainties include, among others, unanticipated difficulties or costs in integrating the acquired assets and technologies or in undertaking the operator role for Content Bridge alliance services, failure to retain and hire key employees, and failure to maintain strong relationships with new vendors and customers under assumed contracts. In addition, factors that could affect the business and financial results of Inktomi generally include our substantial dependence on Network Products and media products, the uncertainty of market acceptance of these products, need to expand our sales and distribution capabilities, substantial competition, need to attract and retain portal customers and merchants, the rapidly changing business environment, need to develop and acquire new products and technologies, and risks associated with acquisitions, international operations and entry into new markets. For more information and additional risk factors, see “Factors Affecting Operating Results” contained in our Annual Report on Form 10-K/A filed with the Securities and Exchange Commission on January 2, 2001. Inktomi cautions readers not to place undue reliance upon any such forward looking statements, which speak only as of the date made. Inktomi expressly disclaims any obligations or undertaking to release publicly any updates or revision to any such statements to reflect any change in Inktomi’s expectations or any change in events, conditions or circumstances on which any such statement is based.

             Inktomi, Content Bridge and the tri-colored cube logo are all trademarks or registered trademarks of Inktomi Corporation in the United States and other countries. All other company and product names referenced herein are the trademarks or registered trademarks of their respective holders.

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